Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2017, with respect to the consolidated financial statements included in the Annual Report of Canterbury Park Holding Corporation on Form 10-K for the years ended December 31, 2016 and 2015. We hereby consent to the incorporation by reference of said report in the following Canterbury Park Holding Corporation Registration Statements on Forms S-8:  Registration Statement File No. 333-120377 and Post-Effective No 1 to said Registration Statement, filed July 18, 2016; and, Registration Statement File No. 333-150037 and Post-Effective No 1 to said Registration Statement, filed July 18, 2016.

/s/ Wipfli LLP

Minneapolis, Minnesota

March 28, 2017